Exhibit 10.50

May 1, 2014

Mr. Corey Griffin
[Address]

Personal and Confidential
Dear Corey,
I am thrilled that you have accepted the position of Director of Business Development and Wealth Management Strategy with Boston Private Financial Holdings (the “Company”), reporting to me. The purpose of this letter is to confirm in writing the terms of our offer effective May 1, 2014. This letter is not an employment contract, but rather the means of defining the offer so that you have an understanding of what the position entails and the basic terms and conditions of the same. You remain an employee at will at all times.
As we discussed you will assume the role of Director of Business Development and Wealth Management Strategy for the Company and become a member of the Company’s executive leadership team. As such, you will be a Section 16 Officer subject to certain trading restrictions and regulatory reporting requirements. At the Company’s July 2014 Board of Directors meeting, we will make a recommendation to elect you an Executive Vice President of the Company.
Base Salary: Your initial base salary will be an annualized rate of $400,000 to be paid on a bi-weekly basis.  You will be reviewed for performance against Company and personal goals and objectives on an annual basis beginning in December, 2014, consistent with the timing for annual reviews for all of the Company’s positions.
Performance Bonus: You will be eligible for an annual performance bonus targeted at 100% of base salary, or $400,000, subject to the terms and conditions approved each year by the Company’s Compensation, Governance and Executive Committee for the Company’s executive leadership team. Bonuses are generally paid in the first quarter following the fiscal year in which they are earned.
Long-term Incentives/Equity: You will be eligible to participate in the Company’s Equity program with an annual target of 75% of base salary, or $300,000 in targeted equity value subject to your performance and overall contributions to the firm. Participation in any one year does not guarantee participation in future years. Equity awards are typically made during the first half of the year. For 2014, you will be granted a pro-rata award of $200,000 in equity value, or 14,860 shares based on the 30 day average trading price of $13.46 (determined one month prior to the grant date). The award mix is 60% performance shares and 40% time-lapse restricted stock. This award will be granted to you on May 15, 2014 (award letter to be sent under separate cover.)

Total Target Compensation: Your total compensation target based on your new base salary and the annual bonus and long-term incentive targets described above is $1,100,000.
Benefits: You will be eligible to receive the following benefits starting on the first day of the month following or concurrent with your date of hire:

•	Group Health insurance through CIGNA

•	Group Dental insurance (through Delta Dental) with the Company currently contributing 75% of the premium

•	Vision Insurance through VSP

•	Short-Term and Long-Term Term Disability Insurance

•	Life Insurance - Basic, Voluntary, and Dependent coverage available

•	Medical and Dependent Care Flexible Spending Accounts

•	Qualified Transportation Expenses
You will be able to participate in the following benefits during the next applicable Open Enrollment Period:

•	401(K) Plan - ongoing open enrollment

•	Employee Stock Purchase Plan - January and July open enrollment
In addition, you will be eligible for an executive flexible benefit account in the amount of $20,000 annually for designated benefits such as financial planning, long-term care, life insurance, etc.,. In order to take advantage of this benefit, simply submit invoices with proof of payment to Lisa Petrowsky, Payroll and Benefits Administrator who will then process for payroll reimbursement up to the designated annual flexible benefit account limit.
Pay-to-Play Certification/Company Policies: Given your job responsibilities, you are deemed a “Covered Associate” under the Pay-to-Play Rule which became effective September 30, 2010 (the “Rule”). The Rule (also known as Rule 206(4)-5) was adopted by the Securities and Exchange Commission under the Investment Advisers Act of 1940. Essentially, the Rule prohibits an investment adviser from providing advisory services for compensation to a government client for two (2) years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates. Please complete the enclosed Pay-to-Play Certification form and return the completed form back to Albi Selko by May 30, 2014. We’ve attached a copy of the Summary of Pay-to-Play Rule for your files. In addition, you will be required to comply with all Company policies. A copy of the Company’s current policies will be provided as part of your new hire onboarding process and you will be required to acknowledge all Company policies on an annual basis.
In accepting this offer you continue to represent to the Company that you are not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of your duties and obligations to the Company (including your duties and obligations under this letter or any other agreement with the Company). You understand that the Company does not desire to acquire from you any trade secrets or confidential business information you may have acquired from others. Therefore, you agree that during your employment and at all times thereafter, you will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom you have an agreement or to whom you owe a duty to keep such information in confidence.

Corey, I look forward to having you on my team. This remains a time of many challenges and opportunities for the Company, and I am confident that you will be a key contributor to the Company’s success. I look forward to your advice and counsel as we work together to move the Company forward.
As always, please do not hesitate to reach out if you have any questions, or if you would like to discuss the contents of this letter further.

Sincerely,

/s/ CLAYTON G. DEUTSCH
Clayton G. Deutsch

cc. Martha Higgins